Exhibit 2.1

MEDALLION FINANCIAL CORP.

MEDALLION TAXI MEDIA, INC.

CLEAR CHANNEL COMMUNICATIONS, INC.

and

CHECKER ACQUISITION CORP.

AGREEMENT AND PLAN OF MERGER

Dated as of September 3, 2004

TABLE OF CONTENTS

ARTICLE I.

TERMS OF THE MERGER

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

ARTICLE IV.

ADDITIONAL COVENANTS OF SELLER

ARTICLE V

ARTICLE VI.

POST-CLOSING MATERIAL CONTRACT AMENDMENTS

Section 6.1. Post-Closing Amendments.	27
Section 6.2. Post Closing Amendment Payments.	29

ARTICLE VII.

ADDITIONAL TAX MATTERS

Section 7.1. Tax Matters.	29

ARTICLE VIII.

SURVIVAL AND INDEMNIFICATION

ARTICLE IX.

MISCELLANEOUS

Section 9.11. Entire Agreement.	37
Section 9.12. Severability.	37
Section 9.13. Specific Performance.	37
Section 9.14. No Third Party Beneficiaries.	37
Section 9.15. Disclosure Letters.	37

ARTICLE X.

DEFINITIONS

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 3, 2004, by and among Medallion Financial Corp., a Delaware corporation (“Seller”), Medallion Taxi Media, Inc., a New York corporation and a wholly owned Subsidiary of Seller (the “Company”), Clear Channel Communications, Inc., a Texas corporation (“Purchaser”), and Checker Acquisition Corp., a New York corporation and wholly owned Subsidiary of Purchaser (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Seller, the Company, Merger Sub and Purchaser have approved the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the laws of the State of New York and the provisions of this Agreement;

WHEREAS, the shareholders of the Company and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, Seller, the Company, Merger Sub and Purchaser intend that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Treasury Regulations”), and (ii) by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations Section 1.368-2(g); and

WHEREAS, Seller, the Company, Merger Sub and Purchaser desire to make certain representations, warranties and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

TERMS OF THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the New York Business Corporation Law (the “New York Code”). At the Effective Time (as defined in Section 1.2 hereof), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the New York Code and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of the State of New York as a Subsidiary of Purchaser. The parties shall prepare and execute a certificate of merger (the “Certificate of Merger”) in order to comply in all respects with the requirements of the New York Code and with the provisions of this Agreement.

Section 1.2. Effective Time. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of New York in accordance with the applicable provisions of the New York Code or at such later time as may be specified in the

Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions setforth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. Purchaser and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the “Closing”) shall occur. The time when the Merger shall become effective is herein referred to as the “Effective Time” and the date on which the Effective Time occurs is herein referred to as the “Closing Date.”

Section 1.3. Merger Consideration. (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, the ten (10) issued and outstanding voting shares (the “Company Shares”) of common stock, par value $.001 per share, of the Company (the “Company Stock”), as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for all of the Company Shares, common stock of Purchaser with an aggregate value of $33,000,000, par value $0.10 per share, fully paid, non-assessable and freely transferable, subject to applicable securities laws (the “Purchaser Stock”), valued at $35.35 per share, payable to Seller, subject to payment of cash in lieu of any fractional share as hereinafter provided (the “Merger Consideration”).

(b) No fractional shares of Purchaser Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a stockholder of Purchaser. In lieu thereof, any holder of Company Stock who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive an amount in cash pursuant to Section 1.7(b) hereof.

(c) Each share of Company Stock held in the treasury of the Company or by a wholly owned Subsidiary of the Company shall be cancelled as of the Effective Time and no Merger Consideration shall be payable with respect thereof.

(d) Subject to the provisions of this Agreement, at the Effective Time, the 1,000 shares of Merger Sub common stock outstanding and entitled to vote immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Purchaser.

Section 1.4. Excluded Assets; Assumed Liabilities. Purchaser and Seller expressly understand and agree that:

(a) the assets and properties of the Company listed in the Company Disclosure Letter (the “Excluded Assets”) shall not be included in the Company immediately prior to the consummation of the Merger and have therefore been transferred to, and are owned by, the Seller or any of its Affiliates (other than the Company) prior to the Effective Time; and

(b) Seller or any of its Affiliates (other than the Company) will assume the obligations and liabilities expressly and specifically listed in the Company Disclosure Letter (it being understood that after the Effective Time Seller and any such Affiliate(s) shall be solely responsible for such assumed obligations and liabilities).

Section 1.5. Adjustment to Merger Consideration. The Merger Consideration shall be subject to adjustment as follows:

(a) Closing Date Adjustment. At the Closing, the Merger Consideration will be adjusted on a dollar for dollar basis as set forth in this Section 1.5. Not more than ten (10) business days, but in no event less than three (3) business days before the Closing Date, Purchaser and Seller shall have, in good faith, jointly prepared an estimated statement (the “Estimated Working Capital Statement”) of the Working Capital of the Company as of the open of business on the Closing Date (the “Estimated Working Capital”) on a reasonable basis using Seller’s then available financial information on the Company prepared in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”) as of such date; provided, however, that if Seller and Purchaser were unable to agree on an Estimated Working Capital Statement, such Estimated Working Capital shall have been deemed equal to the average of Seller’s and Purchaser’s good faith determination thereof. If the Estimated Working Capital is less than $0, the Merger Consideration shall be decreased by the amount of such deficiency (the “Estimated Deficiency”). If the Estimated Working Capital exceeds $0, the Merger Consideration shall be increased by the amount of such excess (the “Estimated Surplus”).

For the purposes of this Agreement the term “Working Capital” shall mean the assets of the Company (which, for purposes of this definition, shall include only assets listed on the Disclosure Letter as assets that are subject to this adjustment as provided in Schedule 1.5(a) of the Company Disclosure Letter but shall specifically exclude all equipment and goodwill) minus the liabilities of the Company which, for purposes of this definition, shall include any third-party debt for borrowed money and shall exclude that portion of deferred revenue as set forth (as to both type and amount) in the Company Disclosure Letter (such scheduled deferred revenue being referred to herein as the “Deferred Revenue”), each as determined in accordance with GAAP, to the extent each is properly set forth on the face of the Estimated Working Capital Statement or Closing Working Capital Statement, as applicable, and after giving effect to Section 1.4 hereof.

(b) Post-Closing Determination. Within ninety (90) days after the Closing Date, Purchaser shall prepare a statement (the “Closing Working Capital Statement”) of the Working Capital of the Company as of the open of business on the Closing Date (the “Closing Working Capital”). During the period of any dispute with respect to any item set forth in this Section 1.5, Purchaser shall provide Seller full access to the books, records, facilities and employees of the Company, and shall cooperate with Seller to the extent reasonably requested by Seller to investigate the basis for such dispute. Not later than thirty (30) calendar days after receipt of the Closing Working Capital Statement by Seller, Seller shall provide Purchaser with a list of those items, if any, to which Seller takes exception and Seller’s proposed adjustment (the “Working Capital Report”). If Seller fails to deliver to Purchaser the Working Capital Report within thirty (30) calendar days following receipt of the Closing Working Capital Statement, Seller shall be deemed to have accepted the Closing Working Capital Statement for the purposes of any Merger Consideration adjustment under Section 1.5(c) hereof. If Purchaser does not give Seller notice of objections within thirty (30) calendar days following receipt of the Working Capital Report by Purchaser, Purchaser shall be deemed to have accepted the Working Capital Report for the purposes of any Merger Consideration adjustment under Section 1.5(c) hereof. If Purchaser gives Seller notice of objections to the Working Capital Report, and if Purchaser and Seller are unable, within fifteen (15) calendar days after receipt by Seller of the notice by Purchaser of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to a firm of independent certified public accountants (“Independent Accounting Firm”) mutually acceptable to Purchaser and Seller. The Independent Accounting Firm shall, within sixty (60) days following its selection, deliver to Purchaser and Seller a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Merger Consideration adjustment under Section 1.5(c) hereof. The fees and disbursements of the Independent Accounting Firm acting under this Section 1.5(b) shall be shared equally by Purchaser and Seller.

(c) Merger Consideration Adjustment. Within five (5) business days following the preparation or computation and final determination, pursuant to Section 1.5(b) hereof, of the Closing Working Capital, and based upon such final determination (i) if the Closing Working Capital is less than $0 (the “Actual Deficiency”), Seller shall pay to Purchaser an amount equal to the Actual Deficiency minus the Estimated Deficiency, if any, or plus the Estimated Surplus, if any; provided, however, that if such amount to be paid is a negative amount, such amount shall be paid by Purchaser to Seller and (ii) if the Closing Working Capital exceeds $0 (the “Actual Surplus”), Purchaser shall pay to Seller an amount equal to the Actual Surplus minus the Estimated Surplus, if any, or plus the Estimated Deficiency, if any; provided, however, that if such amount to be paid is a negative amount, such amount shall be paid by Seller to Purchaser. Any such payment shall be made by wire transfer of immediately available funds to an account or accounts specified by Seller or Purchaser, as the case may be. In addition, within one hundred fifty (150) days after the Closing Date, Seller shall pay to Purchaser an amount equal to the difference, if a positive number, of (i) the amount of net Account Receivables of the Company set forth on the Closing Working Capital Statement, less (ii) the amount of Account Receivables of the Company collected within one hundred twenty (120) days of the Closing Date (the “Adjusted Accounts Receivable”), including collection of Accounts Receivable written off as bad debt on the Closing Working Capital Statement. Prior to the 121st day following the Closing Date, Purchaser shall make commercially reasonable efforts to collect any Account Receivables outstanding. Should Purchaser be reimbursed by Seller and also receive any of the Account Receivables reimbursed which are clearly identifiable to such Account Receivable, Purchaser shall forward such amount to Seller within 30 days of receipt. The obligation to forward such amount shall cease 270 days after the Closing Date.

Section 1.6. Stockholders’ Rights upon Merger. Upon consummation of the Merger, the certificates which theretofore represented the Company Shares (the “Certificates”) shall cease to represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Agreement, shall only represent the right to receive the Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement.

Section 1.7. Surrender and Exchange of Shares. (a) Prior to the Closing Date, Purchaser shall have appointed The Bank of New York or another agent reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the Merger. At the Effective Time, Purchaser will make available, or cause to be made available, to the Exchange Agent such certificates evidencing such number of shares of Purchaser Stock, in order to enable the Exchange Agent to effect the exchange of certificates and make the cash payments in respect of fractional shares contemplated by Section 1.7 (b) and (c) hereof.

(b) On the Closing Date, Seller shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, Seller shall receive a certificate representing the number of whole shares of Purchaser Stock into which Seller’s Company Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate on the Closing Date shall be deemed for all purposes to evidence the right to receive that number of whole shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share; provided, however, that no dividends or other distributions, if any, in respect of the shares of Purchaser Stock, declared after the Closing Date and payable to Seller after the Closing Date, shall be paid to Seller for any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, Seller will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Purchaser Stock for which such Certificates were exchangeable. Seller shall not be entitled to vote Purchaser Stock with any unsurrendered Certificates until such Certificates are exchanged pursuant to this Agreement.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall be made thereafter, other than transfers of Company Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for shares of Purchaser Stock or cash as provided in Section 1.3 hereof.

(d) If consideration in respect of Company Shares is to be made to a Person other than the Person in whose name a Certificate is registered, it shall be a condition to such payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser or the Exchange Agent that such tax either has been paid or is not payable.

(e) None of the Company, Purchaser or the Exchange Agent shall be liable to any holder of Company Shares for any such shares of Purchaser Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

Section 1.8. Certificate of Incorporation and Bylaws. At and after the Effective Time, the Certificate of Incorporation of the Company in effect at the Effective Time will become the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended as provided therein and as permitted by law. At and after the Effective Time, the Bylaws of the Surviving Corporation shall be identical to the Certificate of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time (subject to any subsequent amendments).

Section 1.9. Directors and Officers. At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

Section 1.10. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the New York Code.

Section 1.11. Tax-Free Reorganization. None of the parties will take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.12. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser and Merger Sub that, except as set forth in the correspondingly numbered Schedules in the letter, dated the date hereof, from the Company to Purchaser (the “Company Disclosure Letter”):

Section 2.1. Organization and Good Standing. (a) Each of the Company and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively, and each of the Company and Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its respective business operations as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Seller has heretofore made available to Purchaser accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company. The stock transfer records, stock transfer books and minute books of the Company are true and complete in all respects. There are no subsidiaries of the Company, and the Company is not a stockholder, partner, joint venturer or other equity owner of any other entity.

(b) The Company has never had any Subsidiary and has never been a stockholder, partner, joint venturer or other equity owner of any other entity.

Section 2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 200 shares of Company Stock. As of the date hereof, 10 shares of Company Stock are issued and outstanding. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock (i) have been duly authorized and are validly issued, fully paid and non-assessable and (ii) were issued in compliance with all applicable state and federal securities laws. As of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Seller holds of record and owns beneficially all of the Company Stock.

Section 2.3. Authorization; Binding Agreement. Each of the Company and Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the Company’s and the Seller’s Boards of Directors and no other corporate proceedings on the part of the Company or Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Company and Seller and constitutes the legal, valid and binding agreement of the Company and Seller, enforceable against the Company and Seller in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (“Enforceability Exceptions”).

Section 2.4. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with (“Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization (“Governmental Authority”) on the part of the Company or Seller is required in connection with (a) the execution or delivery by the Company or Seller of this Agreement, (b) the consummation by the Company or Seller of the transactions contemplated hereby or (c) the ability of Purchaser to operate the Company after the Closing in the same manner as it is operated as of the Closing Date, other than (i) the filing of the Certificate of Merger with the Secretary of State of New York in accordance with the New York Code and (ii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

Section 2.5. No Violations. The execution, delivery and performance of this Agreement and such other agreements and instruments contemplated hereby, the consummation of the transactions contemplated hereby and compliance by each of Seller and the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Company or Seller, (ii) with or without the giving of notice, the lapse of time, or both, result in a breach of, conflict with, constitute a default under or permit any party to terminate, modify, accelerate the performance of or cancel the terms of, any agreement, lease, license, indenture, instrument of indebtedness or other obligations to which the Company or any Affiliate is a party or by which the Company or any Affiliate may be bound, (iii) result in the creation or imposition of any liability, mortgage, lien, pledge, condition or encumbrance of any kind upon any of the Assets or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.4 hereof, with or without the giving of notice, the lapse of time or both, conflict with, result in a breach of or constitute a default under any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree (“Law”) to which the Company, Seller or any of their Affiliates or any of their assets or properties are subject.

Section 2.6. Company Financial Statements. Seller has made available to Purchaser (i) unaudited consolidated financial statements of the Company as of and for the year ended December 31, 2003 and (ii) unaudited interim financial statements of the Company as of and for the three month period ended June 30, 2004 (such June 30, 2004 financial statements, the “Most Recent Financials” and, collectively with all financial statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP and present fairly the financial condition of the Company as of the dates thereof and the results of its operations of the Company for the periods then ended. The accounting practices used in preparing the Company Financial Statements were the same in each of the Company Financial Statements and were consistently followed throughout the periods reflected in each of the Company Financial Statements.

Section 2.7. Absence of Certain Developments. Except as expressly contemplated by this Agreement, since June 30, 2004 through the date hereof, the Company has not:

(a) operated its business other than in the ordinary course consistent with past practice;

(b) been (nor have any of its Affiliates been) the subject of any commenced, pending, threatened or proposed proceeding to condemn or take by eminent domain or other governmental action any Asset;

(c) had (nor have any of its Affiliates had) any Asset removed or been (nor have any of its Affiliates been) subject to any type of written demand or request for removal, except in the ordinary course of business consistent with past practice;

(d) experienced any Material Adverse Effect on the Assets, the Company Stock or the Company;

(e) except in the ordinary course of business consistent with past practice, had any party accelerate, terminate, modify, or cancel any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) to which the Company is a party or by which it is bound or had any party threaten the same;

(f) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice and liabilities under Contracts entered into in the ordinary course of business consistent with past practice;

(g) mortgaged or pledged any of the Assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

(h) except for the lease of Taxi Media pursuant to Leases in the ordinary course of business, sold, leased, assigned or transferred or agreed to sell, lease, assign or transfer at some future date, or granted an option to any party to acquire, any of the Assets or securities of the Company (“Securities”) (including any options, warrants or other rights therefor) or canceled any debts or claims;

(i) except in the ordinary course of business consistent with past practice, sold, assigned, transferred, or permitted to lapse, any rights for the use of any Intellectual Property, or disclosed any proprietary confidential information to any Person other than the Company’s advisors;

(j) made any change in any method of accounting or accounting practice or its practices with respect to the payment or other discharge of debts;

(k) suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business, or consistent with past practice;

(l) made capital expenditures or commitments therefor in excess of $10,000;

(m) made any loans or advances to, guarantees for the benefit of or any Investments in, any Persons;

(n) suffered any damage, destruction or casualty loss, not fully covered by insurance (subject to payment of the applicable deductible);

(o) acquired any operating business or any assets outside of the ordinary course of business consistent with past practice or entered any commitment to do so;

(p) except for this Agreement or any other agreement contemplated hereby, or any payments made in the ordinary course pursuant to Leases, entered into any other transaction (or series of related transactions) involving more than $10,000 or outside of the ordinary course of business consistent with past practice;

(q) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities in the ordinary course of business consistent with past practice;

(r) declared, set aside, made any payment or distribution or made any dividend of cash or other property to its stockholders or redeemed, purchased or otherwise acquired any of its Securities; or

(s) except in the ordinary course of business consistent with past practice, granted to any officer or employee any increase in compensation or benefit.

Section 2.8. Compliance with Laws. The business of the Company has been operated in compliance with (i) the Licenses and (ii) all applicable Laws. Neither the ownership nor the use of the properties or Assets of the Company conflict with the rights of any Person.

Licenses. The Company Disclosure Letter contains a true and complete list of all of the Licenses, including any non-assignable licenses, permits and other governmental authorizations (which shall be denoted as such). Except as set forth on the Company Disclosure Letter, the Licenses comprise all of the licenses, permits and other authorizations necessary to conduct the Company’s current business operations, and none of the foregoing are subject to any restriction or condition which would limit the full operation of the Company’s business operations as presently operated. All Licenses are validly issued. The Licenses are in full force and effect, and the conduct of the Company’s business operations is in full accordance therewith. All fees and other charges relating to the Licenses have been paid in full. No proceedings are pending, nor to the knowledge of Seller, threatened, to revoke or limit any License.

For purposes of this Agreement, the term “to the Seller’s knowledge” or “to the knowledge of Seller” or similar phrases as used herein shall mean the actual knowledge after due inquiry, of Andrew M. Murstein, Alvin Murstein, Michael C. Carroll, Larry Hall or Mary Pat Holt.

Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Seller’s knowledge, threatened against the Company, or, pending or threatened by the Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit), and there is no basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other governmental agency, and the Company has not received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability.

Section 2.9. Contracts; Leases.

(a) The Company Disclosure Letter lists and separately identifies by category all material Leases, which for the purposes hereof shall include all Leases that as of the date hereof fifty (50) or more taxicabs are subject to (such scheduled material Leases, the “Company Material Leases”), all other Leases and all other Contracts in effect on the date hereof (including with respect to the Company Material Leases, the name of the fleet owner, the number of cabs under contract, the amount of monthly payments to fleet owners, and the commencement and termination dates of the Contract) and Advertising Contracts in effect on or after July 1, 2004, to which the Company is a party, written or oral, and all modifications thereto (the “Material Contracts”). On or prior to the date hereof, Seller has provided Purchaser with true and complete copies of all the Material Contracts. All of the Material Contracts are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. There is no default or breach by the Company or any Affiliate of the Company, or any other party to any Material Contracts. There is no fact or circumstance that exists which, with or without the passage of time or giving of notice or the happening of any further event or condition, would constitute a default, or would entitle any party to terminate any such Material Contract or to make a claim or set-off against the Company or any of its Affiliates or otherwise to amend such Material Contract or prevent such Material Contract from being renewed in accordance with its terms. The Company has not received any written notice of default, termination, or nonrenewal under any such Material Contract.

(b) The Company Disclosure Letter lists other taxicab Leases, which are in full force and effect and enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. In making such representation, the Company is assuming the genuineness of all signatures (other than the signatures of officers of Seller and the Company), the capacity of natural persons, the authenticity of all documents (other than the Agreement) submitted to the Company as originals and the conformity with authentic originals of all documentation submitted to the Company as copies.

(c) The Company is neither a party to nor bound by any written or oral:

(i)	Contract not made in the ordinary course of business;

(ii)	Contract of employment (other than contracts of employment at will) or severance or consulting agreement with any employee, officer or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or Affiliates

(iii)	Contract for the future purchase of materials, supplies, services, merchandise or equipment in excess of normal operating requirements;

(iv)	Contract for the sale or lease of any of its Assets not otherwise listed in Schedule 2.7 of the Company Disclosure Letter;

(v)	Contract or commitment for capital expenditure in excess of $10,000 not otherwise listed in Schedule 2.7 of the Company Disclosure Letter;

(vi)	Collective bargaining or contract with a labor union or labor association;

(vii)	Pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or severance agreements, programs, policies or arrangements;

(viii)	Contract under which Company has advanced or loaned any other Person amounts in the aggregate exceeding $10,000 not otherwise listed in Schedule 2.7 of the Company Disclosure Letter;

(ix)	Contract relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any assets or group of assets of the Company or upon any of its Assets not otherwise listed in Schedule 2.7 of the Company Disclosure Letter;

(x)	Guaranty of any obligation not otherwise listed in Schedule 2.7 of the Company Disclosure Letter;

(xi)	Lease or agreement under which the Company is lessee of or holds or operates any personal property owned by any other party;

(xii)	Lease or agreement under which the Company is lessor of or which permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of the Assets;

(xiii)	Assignment, license, sublicense, indemnification or agreement with respect to any Real Property, Personal Property, Intellectual Property or any intangible property;

(xiv)	Other than in the ordinary course of business, assignment, sublicense, indemnification or agreement with respect to any Real Property, Personal Property, Intellectual Property or any intangible property;

(xv)	Express warranties with respect to its services rendered or its products sold or leased;

(xvi)	Contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

(xvii)	Any other material agreement regarding the business operations of the Company.

Section 2.10. Employee Benefit Plans.

(a) The Company Disclosure Letter contains a complete list of all employees of the Company immediately prior to Closing including the date of hire, job title and payroll information immediately prior to Closing. Since December 31, 2003, there has been no increase in compensation or bonuses payable to employees.

(b) The Company Disclosure Letter contains a true and complete list immediately prior to Closing of all employment agreements, employee benefit plans or arrangements currently sponsored or maintained on behalf of the employees of the Company or obligations of the Company, with respect to any Person now employed with the Company, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, stock option or other equity based plans, deferred compensation, severance or change in control plans or policies, and any and all “employee benefit plans” as defined under Section 3(3) of ERISA

(hereinafter “Plan” or “Plans”). Any such Plan which is maintained or sponsored exclusively by the Company for its employees or former employees or any other arrangement where the Company shall have any obligation to contribute or maintain following the Closing shall be referred to as a “Company Plan.”

Section 2.11. Labor Relations. The Company is not a party to nor is subject to any collective bargaining agreements. The Company has no written or oral contracts of employment with any employee. As of the date hereof, the Company has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, sex, age, national origin, race and religious discrimination, and the payment of social security and other payroll related taxes, and as of the date hereof the Company has not received any notice alleging that it has failed to comply with any such laws, rules or regulations. No controversies, disputes or proceedings are pending or, to the knowledge of Seller, threatened between the Company and its employees.

Section 2.12. ERISA.

(a) There are no Company Plans or any other Plans where the Company (or its successor) could have any liability with respect to on or following the Closing. Neither the Company nor any ERISA Affiliate maintains nor contributes to, nor has it ever maintained or contributed to, a “multiemployer plan”, as that term is defined in Section 3(37) of ERISA or any other employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

(b) Neither the Company nor any ERISA Affiliate maintains nor sponsors any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company.

(c) There are no agreements or arrangements between the Company and an individual consultant, former consultant, employee or former employee, director or former director obligating the Company to make any payment to or accelerate the timing of or vesting in any payment or stock based compensation for any such individual as a result of the transactions contemplated by this Agreement.

(d) Each Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code, and all required governmental filings and participant disclosures have been made on a timely basis. Neither the Company nor any ERISA Affiliate has engaged in any transaction with respect to any Plan which could subject the Company or Purchaser to any tax or penalty imposed by ERISA or the Code including, without limitation, under Title I of ERISA or under Sections 4971 through 4980B (inclusive) of the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Plans (other than routine claims for benefits) are pending or, to Seller’s knowledge, threatened and Seller has no knowledge of any acts which could give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations or demands. There is no judgment, decree, injunction, ruling or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof in that capacity. Each Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of the subsidiaries to severance pay or (y) result in any breach or violation of, or a default under, any of the Plans. Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of the Company, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any employment arrangement or Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(e) With respect to each Plan, the Company has provided Purchaser with true, complete and correct copies, to the extent applicable, of (A) all documents pursuant to which the Plans are maintained, funded and administered, including, without limitation, true and complete copies of the Plans, the trusts and other contracts (including any amendments to any of the foregoing) relating to the Plans and all other relevant documents governing or relating to the Plans in effect on the date hereof (including without limitation, the latest summary plan description), (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments) and (C) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations under each Plan that provides post-retirement or post-employment health, life insurance, accident or other “welfare-type” benefits.

(f) For purposes of this Section, the term “ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Company would be deemed a “single employee” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(g) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the Company Financial Statements.

(h) The Company and each Subsidiary (i) has correctly categorized all employees as either employees or independent contractors for federal tax purposes, and is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees; and (v) has provided employees with the benefits to which they are entitled pursuant to the terms of all Plans.

Section 2.13. Taxes.

(a) The Company has timely filed (or joined in the filing of) all Tax Returns required by applicable law to be filed, and such Tax Returns are true, correct, and complete. The Company has paid, or will pay, all Taxes required to be paid on or before the Closing Date, or where payment is not yet due, has established or will establish, on or before the Closing Date, an adequate reserve on its books and financial records for the payment of all Taxes due. All Taxes that the Company was required by law to withhold, deposit or collect have been duly withheld, deposited or collected and, to the extent required, have been paid to the relevant Tax Authority.

(b) There are no ongoing Audits of the Company and the Company has not been notified, formally or informally, by any Tax Authority, nor, to the best of Seller’s knowledge, is the Company otherwise aware, that any such Audit is contemplated, threatened or pending. No information regarding any Tax matter has been requested by any Tax Authority and no issue has been raised or is currently pending by any Tax Authority in connection with the Tax Returns of the Company.

(c) There are no claims, investigations, actions or proceedings pending or to the best of Seller’s knowledge, threatened against the Company by any Tax Authority for any past due Taxes with respect to which the Company would be liable. There has been no waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company.

(d) The Company is not delinquent in the payment of any amount of Taxes and there are no Tax liens upon any property or assets of the Company.

(e) The Company has not filed a consent to the application of Section 341(f)(2) of the Code.

(f) The Company is not a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. The Company has not made any payment, nor is obligated to make any payment, nor is a party to any agreement or otherwise that could or does obligate the Company to make any payment that is not, or would not be, deductible under Section 280G of the Code. None of the assets of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

(g) The Company has not agreed, nor is required, to make any adjustment under Section 481(a) of the Code (or comparable provision of any other Tax Law) by reason of a change in accounting method or otherwise. To the best of the Seller’s knowledge, no Tax Authority has proposed, or is contemplating, any such adjustment or any change in accounting method in respect of the Company. The Company does not have an application pending with any Tax Authority requesting permission for any change in accounting method.

(h) The Company has not entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, nor is the Company a party to an interest rate swap, currency swap or other similar transaction.

(i) The Company has never been a party to a Tax sharing agreement or other Tax sharing arrangement.

(j) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be required to file Tax Returns and/or be subject to taxation by that jurisdiction.

(k) The Company has not received any letter ruling, determination letter or similar document issued by any Tax Authority, nor entered into any closing agreement with any Tax Authority, which, in either case, could have an effect on the Company and/or Purchaser following the Closing Date.

(l) Each Affiliated Group and the Company has, within the meaning of Section 6662(d)(2)(B)(ii)(I) of the Code, adequately disclosed on its federal income Tax Returns the relevant facts affecting any item or position taken for which substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code) did not exist at the time the Tax Return was filed. Neither any Affiliated Group nor the Company has reflected on any Tax Return any item the tax treatment for which there was no “reasonable basis” (within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code).

(m) Neither any Affiliated Group nor the Company has entered into a listed transaction within the meaning of Sections 1.6011-4(b)(12), 301.6111-2(b)(2), and 301.6112-1(b)(2) of the Treasury Regulations.

(n) The Company is not, and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) The Company will not be required to include any item of income after the Closing Date resulting from any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) or (ii) any prepaid amount received on or prior to the Closing Date.

(p) The Company has not distributed stock of another corporation, nor has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(q) Seller has knowledge of no fact and has taken no action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.14. Intellectual Property. The Company Disclosure Letter contains a true and complete list of all statutory, common law and registered patents, trademarks, trade names, service marks, copyrights (including any applications and registrations of any of the foregoing), trade secrets, designs, logos, computer software programs or applications and related data and documentation issued to or owned by the Company, domain names that are used in the respective businesses of the Company as currently conducted, and other similar intangible rights and interests needed to operate the Company’s business on an ongoing basis (the “Intellectual Property”). The Company Disclosure Letter describes all Intellectual Property, if any, which are licensed to third parties. Neither the Company, Seller nor any of their respective Affiliates or their officers, directors or employees have received any notices of infringement, misappropriation, or conflict from any third party with respect to the Intellectual Property; and the Company has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties. No Affiliate of the Company or Seller has any rights to any of the Intellectual Property.

Section 2.15. Finders and Investment Bankers. Neither Seller, the Company nor any of their respective officers or directors or any controlled Affiliate has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby, other than liabilities incurred by Seller pursuant to an agreement between Seller and The Blackstone Investment Group, L.P. All such brokerage fees, commissions or finders’ fees shall be settled and paid by Seller as of the Closing Date, and the Company shall have received a full release therefrom.

Section 2.16. Real Property. The Company Disclosure Letter contains descriptions of all the Real Property (including name of lessor, expiration date and monthly rent) and of all security deposits, rent prepayments pertaining to such Real Property. Each of the leases in connection with the Real Property is in full force and effect. There are no parties in possession of all or any portion of the Real Property other than Company, whether as lessee, tenant at will, trespasser or otherwise. No zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants of record affecting the Real Property. All necessary licenses, permits and authorizations required by any governmental authority with respect to the Real Property have been obtained, have been validly issued and are in full force and effect. The Company is not, and to Seller’s knowledge, no other party is, in default under any lease or other instrument of conveyance. All leasehold interests (including the improvements thereon) are available for immediate use in the conduct and operation of the Company’s current business operations. There is no real property that is owned by, used by, leased by or otherwise occupied by the Company.

Section 2.17. Title to and Condition of Personal Property. The Company Disclosure Letter contains a description of all of the Company’s taxi tops currently in use and in good working order, a general description of the type of Personal Property at each Real Property location of the Company and the items of Personal Property (including but not limited to all Taxi Media which constitute tangible property) which comprise all Personal Property with a value in excess of $1,000 used in connection with the Company’s current business operations as of a recent date indicated on such schedule. The Company owns and has good and marketable title to all Personal Property necessary to conduct its business, and none of the Personal Property is subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. The Company is not, and no other party is, in default under any of the leases, licenses and other agreements relating to the Personal Property. The Personal Property constituting tangible property as a whole is in good operating condition (ordinary wear and tear excepted), generally permits the operation of the Company’s current business operations without any immediate need for replacement and is available for immediate use in such business operations.

Section 2.18. Unclaimed Property. The Company has no actual unclaimed property or unclaimed property imputed by any state or other jurisdiction prior to the date hereof.

Section 2.19. Contracts Requiring Consent. There are no Consents or waivers of any party to any Contract or any other third party required to (a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, or (c) enable Purchaser to operate the Company after the Closing in the same manner as it is presently operated.

Section 2.20. Insurance. The Company Disclosure Letter comprises a true and complete list of all insurance policies of the Company covering any of the Assets, employees and business operations of the Company except for employee benefit plans. All policies of insurance listed in the Company Disclosure Letter are in full force and effect. All premiums have been paid in full, the Company is not in default with respect to its obligations thereunder, and the Company has not received any notices of cancellation or termination with respect to such policies. The Company Disclosure Letter contains a list of all claims related to the Assets and business operations of the Company which have been made, or threatened in writing, since December 31, 2003, or are still pending from a prior period under any insurance policy applicable to such business operations. Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant, (ii) the date of the occurrence, (iii) the status as of the report date, and (iv) the amounts paid or recovered. Seller has made available to Purchaser all information regarding such policies as may assist Purchaser in replacing and/or renewing such policies.

Section 2.21. Reports. All material returns, reports and statements which the Company is required to file with any governmental agency have been filed, and all reporting requirements of governmental authorities having jurisdiction thereof have been complied with.

Section 2.22. Undisclosed Liabilities. Notwithstanding any liabilities listed on the Company Financial Statements, the Company has no liabilities or obligations of any kind, secured or unsecured (whether absolute, accrued, contingent or otherwise and whether due or to become due).

Section 2.23. Japanese Operations. The Company has no obligations or liabilities whatsoever, secured or unsecured (whether absolute, accrued, contingent or otherwise and whether due or to become due) with respect to (i) the assets or operations of Medallion Media Japan Ltd. or Medallion Taxi Japan, LTD, (ii) Seller’s Taxi Top Business operations in Japan or (iii) that certain Option Agreement dated February 7, 2001 by and among the Company, Taxi Media, Inc., Yasuhiro and Shuji Inaba, as amended, or any related agreements or arrangements. Seller has provided Purchaser with true and complete copies of all documentation it is aware of relating to the matters addressed in this Section 2.25.

Section 2.24. Books and Records. The books of account of the Company and other such records are complete and correct in all respects. All such books and records are located at the business offices of the Company.

Section 2.25. Title and Assets. The Company owns and has good and marketable title to all of the Assets, free and clear of all Liens. The Assets include all assets used in connection with the Company’s ongoing business operations. Seller and its Affiliates (other than the Company) retain no right to such Assets or any rights with respect to, or an interest in, or in connection with, advertising taxicabs in the United States, and Seller or its Affiliates have assigned all such rights to the Company prior to Closing.

Section 2.26. Environment, Health and Safety.

(a) The Company is in material compliance with all Environmental Laws;

(b) the Company has obtained and is in compliance with all necessary permits or authorizations that are required under Environmental Laws to conduct its respective operations;

(c) the Company is not in possession of any Hazardous Materials in violation of any Environmental Laws;

(d) there has been no Release at any property included within the Real Property, and there has not been a Release at any property formerly owned, leased or operated by the Company, or, to Seller’s knowledge, any predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by the Company or, to Seller’s knowledge, any predecessor in interest which is likely to result in Environmental Liabilities, provided, however, the aforesaid representation and warranty as it applies to the taxi yards of the various cab companies with which Company has contracted, only extends to the extent such Release was caused by the Company;

(e) no Environmental Claims have been asserted against the Company or, to Seller’s knowledge, any predecessor in interest, nor is there any threatened or pending Environmental Claim against the Company or any predecessor in interest which is reasonably likely to result in Environmental Liabilities;

(f) no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the Company or, to Seller’s knowledge, any predecessor in interest which is likely to result in Environmental Liabilities; and

(g) the Company has delivered to Purchaser true and complete copies of all environmental reports, studies, investigations or correspondence regarding (i) any environmental conditions at any of the Real Property locations, or (ii) any Environmental Liabilities of the Company.

Section 2.27. Affiliated Transactions. No (i) officer, director, employee, stockholder, or Affiliate of the Company or Seller, (ii) individual related within the first degree of consanguinity, marriage, or adoption to any such individual or (iii) entity in which any of the foregoing Persons owns any beneficial interest in excess of 10%, is a party to any Contracts with the Company or has any interest in any property used by the Company or the Assets.

Section 2.28. Taxi Media. The Company Disclosure Letter contains a true and complete list of the Taxi Media listed by (i) respective market, (ii) quantities of specific items provided thereto, and (iii) type of item and its respective dollar value. The Company owns the Taxi Media and is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances, codes and statutes. Other than as occurs in the ordinary course of business and subject to standard depreciation, all taxi tops are illuminated and in good working order.

Section 2.29. Notes and Accounts Receivable. All notes and Accounts Receivable are reflected properly on the Company’s books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

Section 2.30. Trade Deals. The Company has no Trade Deals in effect or any current obligations or liabilities related to any Trade Deals.

Section 2.31. Registration of Shares. Seller has received a copy of Purchaser’s Prospectus filed pursuant to Rule 424(b)(3) of the Securities Act in connection with and included in its Registration Statement (as defined in Section 3.11) and the Purchaser Securities Filings at least twenty (20) business days prior to the meeting of the Company’s stockholder to approve the Merger, or, if no meeting is held, at least twenty (20) business days prior to either (i) the date such stockholder vote, consent or authorization may be used to effectuate the corporate action or (ii) if votes, consents or authorizations are not used, the Closing Date.

Section 2.32. Investment. Seller is acquiring the Purchaser Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller has no present intention of selling, granting any participation in, or otherwise distributing the Purchaser Stock.

Section 2.33. Seller Review.

(a) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its Investment in Purchaser as contemplated hereby, and is able to bear the economic risk of such Investment indefinitely.

(b) Seller has (i) had the opportunity to meet with representative officers and other representatives of Purchaser to discuss Purchaser’s business, assets, liabilities, financial condition, cash flow, and operations, and (ii) received all materials, documents and other information that it deems necessary or advisable to evaluate the Purchaser Stock and the transactions contemplated hereby.

(c) Seller has made its own independent examination, investigation, analysis and evaluation of Purchaser, including Seller’s own estimate of the value of the Purchaser Stock.

(d) Seller has undertaken such due diligence (including a review of Purchaser’s assets, properties, liabilities, books, records, and contracts) as Seller deems adequate, including that described above.

(e) Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

Section 2.34. Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the Company Disclosure Letter) or any agreement or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Purchaser or its representatives by the Company or Seller contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. Company and Seller have provided Purchaser with correct and complete copies of all documents listed or described in the Company Disclosure Letter. All representations and warranties made by Seller and the Company in this Agreement, in all certificates delivered pursuant hereto, and in all exhibits and schedules attached hereto (including the Company Disclosure Letter) are true, accurate and complete. All of the information set forth on the schedules attached hereto and the Company Disclosure Letter (whether or not expressly referred to in this Agreement) is true, accurate and complete.

Section 2.35. Seller Minute Books. There is nothing contained in the corporate minute books of Seller that is materially inconsistent with the representations and warranties contained in this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub represent and warrant to Seller that, except as set forth in the correspondingly numbered Schedules in the letter, dated the date hereof, from Purchaser to Seller (the “Purchaser Disclosure Letter”):

Section 3.1. Organization and Good Standing. Purchaser and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of each of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser and Merger Sub are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a Material Adverse Effect. Purchaser has heretofore made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Purchaser.

Section 3.2. Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of 1,500,000,000 shares of Purchaser Stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share (“Purchaser Preferred Shares”). As of August 4, 2004, (a) 590,027,036 shares of Purchaser Stock were issued and outstanding and (b) no shares of Purchaser Preferred Shares were issued and outstanding. No other capital stock of Purchaser is authorized or issued. All issued and outstanding shares of Purchaser Stock and Purchaser Preferred Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Purchaser Securities Filings (as hereinafter defined) or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Purchaser, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security.

Section 3.3. Authorization; Binding Agreement. Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreements of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4. Governmental Approvals. No Consent from or with any Governmental Authority on the part of Purchaser or any of the Purchaser’s Subsidiaries, including the Merger Sub, is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) filings with the SEC, state securities laws administrators and the NASD, (ii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iii) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Material Adverse Effect.

Section 3.5. Securities Filings. Purchaser has made available to the Company true and complete copies of (i) its Annual or Transition Reports on Form 10-K, as amended, for the year ended December 31, 2003, or periods included therein, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of Purchaser since January 1, 2004, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since January 1, 2004. The reports and statements set forth in clauses (i) through (iii) above are referred to collectively herein as the “Purchaser Securities Filings.” As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Purchaser Securities Filings contained any untrue statement of a material fact or omitted or to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Purchaser Securities Filings have been timely filed since the filing of the Purchaser’s 2002 Annual Report on Form 10-K.

Section 3.6. Registration of Shares. The Merger Consideration has been duly and validly authorized and, when issued and delivered on Closing Date, will be duly and validly issued and fully paid, non-assessable and freely transferable subject to applicable securities laws.

Section 3.7. Absence of Certain Changes or Events. Except as set forth in the Purchaser Securities Filings or its press releases, since June 30, 2004, through the date of this

Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or Securities of Purchaser by Purchaser or (iii) any material change by Purchaser in accounting principles or practices.

Section 3.8. Finders and Investment Bankers. Neither Purchaser nor any of its officers or directors or any controlled Affiliate has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

Section 3.9. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 3.10. Tax Matters. Purchaser has no knowledge of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.11. Registration Statement. A registration statement on Form S-4 (Reg. No. 333-57987) (the “Registration Statement”) in respect of the Purchaser Stock has been filed with the Securities and Exchange Commission (the “Commission”); the Registration Statement and any post-effective amendment thereto, each in the form heretofore delivered to Seller, have been declared effective by the Commission in such form; and no other document with respect to the Registration Statement has heretofore been filed with the Commission other than the Prospectus (the various parts of the Registration Statement, including all exhibits thereto and including the information contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act are hereinafter collectively called the “Registration Statement;” and such final prospectus, in the form first filed pursuant to Rule 424(b) under the Securities Act, is hereinafter called the “Prospectus”).

Section 3.12. No Stop Orders. No order preventing or suspending the use of any Prospectus has been issued by the Commission, and the Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Securities Act and the rules and regulations promulgated thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV.

ADDITIONAL COVENANTS OF SELLER

Seller covenants and agrees as follows:

Section 4.1. Notification of Certain Matters. Seller shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; or (iii) the commencement or threat of any litigation involving or affecting Seller, the Company or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Seller, in each case which would relate directly to the consummation of the Merger.

Section 4.2. Public Announcements. So long as this Agreement is in effect, Seller shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Purchaser (such consent not to be unreasonably withheld), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case Seller, prior to making such announcement, will consult with Purchaser regarding the same.

Section 4.3. Compliance. In consummating the Merger and the transactions contemplated hereby, Seller and the Company shall comply with the provisions of the Securities Exchange Act and the Securities Act and shall comply with all other applicable Laws.

Section 4.4. Non-Competition Agreement. Seller, Andrew M. Murstein and Alvin Murstein shall each execute and deliver a Non-Competition, Non-Solicitation, Non-Interference and Non-Disclosure Agreement, the form of which is attached as Exhibit A.

Section 4.5. Affiliate Letter. Seller shall execute and deliver a written Affiliate Letter attached as Exhibit B.

Section 4.6. Successor Obligations and Liabilities. Seller shall cause any successor, purchaser, acquiror or similar successor in interest to Seller or all or substantially all of its assets (in one or a series of transactions and whether direct or indirect, by purchase, merger, consolidation or otherwise) to specifically assume the obligations and liabilities hereto and agree to perform under the Agreement in the same manner and to the same extent that Seller would be required to perform if no such succession had taken place.

For as long as any indemnification rights of Purchaser survive the Closing, Seller shall not dissolve, liquidate or otherwise distribute all or substantially all of its assets in a transaction or series of transactions in which there is no successor in interest to assume the obligations and liabilities hereto without the prior written consent of Purchaser, which shall not be unreasonably withheld (and such consent shall in no event be deemed unreasonably withheld if Seller, in connection with any of the foregoing activities, has not reserved or set aside adequate funds for or otherwise adequately provided for (as reasonably determined by Purchaser) Seller’s post-Closing indemnification obligations pursuant to Article VIII).

Seller shall provide Purchaser at least 15 days prior written notice before the consummation of (i) any transaction contemplated by the above two paragraphs and (ii) any other “Change in Control” transaction involving Seller, provided, however, that such shorter notice may be given to avoid a breach of securities laws or contracts relating to such activities (but in no event will Purchaser’s consent rights provided for in the preceding paragraph be affected).

As used in this Agreement, Seller shall mean the Seller as herein before defined and any successor to its business and/or assets (by purchase, merger, consolidation or otherwise) which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

As used in this Agreement, “Change in Control” means, with respect to a Person, the occurrence of any of the following after the Closing: (a) the sale, lease or transfer of all or substantially all of such Person’s assets to any other Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of such Person, or (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act) of a direct or indirect majority in interest (50% or greater) of either (i) the voting power of the outstanding shares or other ownership units of equity interests of such Person or (ii) any class or series of shares or other ownership units of equity interests in such Person by way of transfer, sale, merger or consolidation or otherwise.

Section 4.7. Finders and Investment Bankers. All brokerage fees, commissions or finders’ fees incurred by Seller in connection with its agreement with The Blackstone Investment Group, L.P. referenced in Section 2.17 of this Agreement shall be settled and paid by Seller within thirty days of the Closing Date, and the Company shall have received a full release therefrom.

ARTICLE V.

ADDITIONAL COVENANTS OF PURCHASER AND SELLER

Purchaser and Seller, as the case may be, covenant and agree as follows:

Section 5.1. Notification of Certain Matters. Purchaser shall give prompt notice to Seller if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; or (iii) the commencement or threat of any litigation involving or affecting Purchaser, or any of its respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser in each case which would relate directly to the consummation of the Merger.

Section 5.2. Public Announcements. So long as this Agreement is in effect, Purchaser shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Seller (such consent not to be unreasonably withheld), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the New York Stock Exchange, in which case Purchaser, prior to making such announcement, will consult with Seller regarding the same.

Section 5.3. Compliance. In consummating the Merger and the transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, in all material respects, with all other applicable Laws.

Section 5.4. Employees and Employee Benefit Plans.

(a) Prior to the Effective Time, Seller shall cause the employment of each person employed by the Company (each, a “Company Employee”) to be transferred to the Seller or an affiliate of Seller. Prior to the Effective Time, Purchaser, Merger Sub and Seller shall enter into a services agreement, substantially in the form attached hereto as Exhibit C, pursuant to which Seller shall cause each Company Employee designated by Purchaser to be available to provide services to Purchaser and/or Merger Sub for a period not to exceed sixty (60) days (such period, the “Transition Services Period”).

(b) Prior to the expiration of the Transition Services Period, Purchaser shall inform Seller, in writing, which Company Employees, if any, it intends to make employment offers to be effective immediately following the expiration to the Transition Services Period (the “Target Employees”); provided, however, that neither Purchaser nor Merger Sub shall have any obligation after the Transition Services Period to employ any Company Employee. Seller shall or shall cause any affiliate to terminate the employment of each Target Employee with effect immediately following the expiration of the Transition Services Period. Neither Purchaser nor Merger Sub shall have any obligation, except as otherwise provided by Law, to provide any Company Employee it actually hires any particular compensation or benefit, including, but not limited to, any waivers of preexisting condition or credits for service. Notwithstanding any other provision of this Agreement to the contrary, the Seller shall assume any and all liabilities that result from the termination of employment of any Company Employee, including, without limitation, any Target Employee, which occurred at any time prior to the time which is immediately following the expiration of the Transition Services Period.

(c) Effective prior to the Closing Date, the Company Employees shall cease to participate in all Company Plans and Seller shall, or shall cause the Company to, take all actions such that on the Closing Date, the Company shall no longer be a participating or adopting employer in any Plan. Purchaser shall not assume any of the Plans by operation of law or otherwise and Seller shall retain all liabilities with respect to the Plans and shall cause any Company Plan to be spun-off or assumed by Seller such that following the Closing, neither the Company nor Purchaser shall have any liability with respect thereto. Prior to the Closing Date, Seller shall, or shall cause an affiliate to Seller to, assume any and all employment, severance, personal service, compensation, bonus, commission or any other similar plan, program or agreement in which the Company is a party and in which any Company Employee participates

(“Compensation Arrangements”). As of the Closing, Seller shall assume any and all liabilities relating to the Compensation Arrangements and any subsequent termination thereof.

(d) On or following the Closing, neither Purchaser, Merger Sub nor the Company shall have, retain or assume any obligation under any compensation arrangement of the Company (or Seller or any of their current or former ERISA Affiliates), including, without limitation, any salary, bonuses, severance, vacation, sick leave, fringe benefits, insurance plans, or pension or retirement benefits to any Company Employee or former Company Employee as may have existed on or prior to the Closing and Seller shall assume all of such liability. Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Company Employee or former Company Employee on or prior to the expiration of the Transition Services Period, and neither the Company, Merger Sub nor the Purchaser shall assume any such liability with respect to such claims. Seller shall also retain responsibility for payment of all accrued sick leave and vacation time of all Company Employees with respect to those amounts accrued on or prior to the expiration of the Transition Services Period, and neither the Company, Merger Sub nor Purchaser shall assume any liability to with respect to such claims. Seller agrees to remain responsible for payment of all accrued benefits in accordance with the terms of the Plans. Any employee or qualified beneficiary who is covered, or who is eligible to elect to continue his or her coverage, as of, on or following the expiration of the Transition Services Period, under a Plan that constitutes a “group health plan” pursuant to the provisions of Part 6 of Title I, Subpart B of ERISA or Section 4980B of the Code shall be eligible to continue such coverage under Seller’s group health plan for the remainder of the applicable continuation coverage period, and Seller shall not terminate any such plan prior to the end of the applicable coverage period. Seller agrees to indemnify and hold harmless the Company, Merger Sub and Purchaser from all losses incurred by the Company, Merger Sub and/or the Purchaser or the Company’s, Merger Sub’s or Purchaser’s “group health plan” resulting from any claim for COBRA continuation coverage made by or on behalf of any Company Employee or qualified beneficiary under any plan maintained by the Company, Merger Sub or Purchaser or their respective Affiliates except to the extent that such employee is hired by the Company, Merger Sub or Purchaser and has become an active participant in the Company’s, Merger Sub’s or Purchaser’s “group health plan,” as applicable, following the expiration of the Transition Services Period.

(e) As of the expiration of the Transition Services Period, all Company Employees shall be 100% vested in their account balances under any Seller Pension Plan.

Section 5.5. Guarantee. The Purchaser shall unconditionally guarantee the obligations of Merger Sub.

ARTICLE VI.

POST-CLOSING MATERIAL CONTRACT AMENDMENTS

Section 6.1. Post-Closing Amendments. Purchaser authorizes Seller, and Seller has the option to, under its sole discretion, negotiate an amendment for the sole purpose of obtaining an option to extend the terms of those Company Material Leases identified on Schedule 6.1 of the Company Disclosure Letter which cover at least 500 or more taxicabs in one or more fleets (of which there are no more than three such contracts, as specified in the Company Disclosure Letter) (the “Designated Contracts”) for a period of up to one year after the Closing Date under the following conditions (the “Post-Closing Amendments”):

(a) Seller has the option to, in its discretion, negotiate an extension to the Designated Contracts with the same substantive and favorable terms as the Designated Contracts with all fleets currently party to the Designated Contracts. Designated Contracts shall be subject to the Earn-Out provisions (as hereinafter defined) set forth in subparagraph (a) of Section 6.2 only if all fleets and taxicabs then subject to a Designated Contract are subject to a Post-Closing Amendment on the terms set forth in this Article VI and the number of taxicabs subject to Post-Closing Amendments is no less than 1,300, provided that if less than 1,513 taxicabs, the true number (but not less than 1,300) of taxicabs at Closing, are the subject of a Post Closing Amendment, the Purchaser shall be paid a pro rata Earn-Out determined by multiplying the amount of Earn-Out due as set forth in Section 6.2 by the quotient of (i) the number of taxicabs subject to a Post-Closing Amendment divided by (ii) 1,513, but in no event greater than one.

(b) Seller shall be responsible for all communications and dealings with the contracting party and all third parties under such Designated Contracts (but only with respect to negotiating the Post-Closing Amendments and not in connection with performing such Designated Contracts, which performance obligation will remain the responsibility of Purchaser and the Company) but in no event may Seller take any action inconsistent with the Non-Competition, Non-Interference and Non-Disclosure Agreement to which it is a party.

(c) Any such Post-Closing Amendments shall have no changes to the terms of the Designated Contracts as in effect on the date hereof that are both substantive and adverse (including but not limited to, any decrease in the number of taxicabs subject to such Designated Contracts or any increase or escalation in monthly payments of rent under the current terms of such Designated Contracts (the “Monthly Payments”)), except that if Seller is able to obtain an option to extend with a decrease in Monthly Payments for the Designated Contracts as compared to the Monthly Payment as in effect on the current date of termination of the Designated Contracts, such option may then include an increase or escalation in rent over the course of the extension, provided, however, that such increase may not exceed in any month the Monthly Payments in effect on the date of termination of the Designated Contracts prior to the extension. If the extension otherwise conforms to the provisions of this Section 6.1, such Post-Closing Amendment shall be deemed acceptable to the Purchaser.

(d) If Seller is able to obtain Post-Closing Amendments to extend the Designated Contracts (provided that such extension conforms to the provisions of Section 6.1 and would be otherwise subject to an Earn-Out payment) with a decrease in Monthly Payments for the Designated Contracts as compared to the Monthly Payment as in effect on the date hereof, Purchaser shall pay to Seller an amount equal to the product of (i) 25% and (ii) the amount of the actual aggregate Monthly Payment decrease. The foregoing payment shall be payable by Purchaser annually as earned, and shall be payable over the term of the Designated Contracts.

Section 6.2. Post Closing Amendment Payments.

(a) Purchaser shall make the payments listed in Schedule 6.2 of the Company Disclosure Letter to Seller in connection with the Post-Closing Amendments (such payments, an “Earn-Out”), it being understood that (x) for any extension greater than two years but less than three years, or greater than three years but less than five years, in addition to receiving the amount payable for a two or three year extension, as the case may be, pro rata payment is required for the additional portion of such extension (such pro rata payment being determined by taking the difference of the two payments for the extension periods closest to the actual extension and pro-rating such amount for the number of days of the additional portion of the extension as compared to the total number of days between such extension periods); and (y) no payment (pro rata or otherwise) shall be required for any extension of less than two years.

(b) Payments made by Purchaser to Seller under Section 6.2(a) shall be made by wire transfer of immediately available funds to an account or accounts specified by Seller no later than thirty days after the end of the month that the Post-Closing Amendments extending the Designated Contracts are signed.

(c) Notwithstanding the foregoing, Purchaser shall make the payments required under Section 6.2(a) for Post-Closing Amendments negotiated by Seller in accordance with Section 6.1 and deemed acceptable to Purchaser, regardless of whether such Post-Closing Amendments are exercised by Purchaser.

ARTICLE VII.

ADDITIONAL TAX MATTERS

Section 7.1. Tax Matters.

(a) Seller shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns with respect to the Company for any taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods” or “Pre-Closing Tax Period”). Such Tax Returns shall be prepared on a basis consistent with the Company’s past practice in filing its Tax Returns. To the extent practicable, Seller shall provide a copy of such Tax Returns to Purchaser at least twenty (20) business days prior to filling the same for execution on behalf of the Company and Purchaser shall have an opportunity within such twenty (20) business day period to discuss any questions or comments regarding such Tax Returns with Sellers. Purchaser shall duly prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns with respect to the Company for any taxable periods beginning on and after the Closing Date (“Post-Closing Tax Periods” or “Post-Closing Tax Period”) and for any taxable period which includes but does not end on the Closing Date (“Straddle Period”). For purposes of this Agreement, in the case of any Straddle Period, Taxes of the Company (“Pre-Closing Straddle Tax Liability”) for the portion of any Straddle Period (a “Pre-Closing Straddle Period” or “Pre-Closing Straddle Periods”) ending on and including the Closing Date shall, where possible, be computed as if such taxable period ended as of midnight on the date prior to the Closing Date. For purposes of the foregoing, any items attributable to a Straddle Period which cannot be taken into account in the manner so provided shall be allocated to the Pre-Closing Straddle Period for purposes of determining the Pre-Closing Straddle Tax Liability, pro rata, based on the number of days in the Pre-Closing Straddle Period, as compared to the total number of days in the Straddle Period. Unless otherwise indicated, a Pre-Closing Straddle Period shall be treated as a Pre-Closing Tax Period for purposes of this Agreement.

(b) Seller shall indemnify the Company and Purchaser and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods and Pre-Closing Straddle Periods; (ii) all Taxes of any Affiliated Group; and (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date.

(c) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.1 (including amended Tax Returns for Pre-Closing Tax Periods (or portions thereof) that Seller may reasonably request Purchaser to file) and any Audit. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to such Audit. Seller shall not dispose of any records relating to Taxes paid or payable by the Company which are attributable to Pre-Closing Tax Periods prior to the earlier of the expiration of the applicable limitations period on assessment with respect to any such Taxes, the sixth anniversary of the Closing Date or the final resolution of all litigation initiated prior to the sixth anniversary of the Closing Date relating to any such Taxes or without first sending Purchaser thirty (30) days’ written notice thereof. Purchaser and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(d) With respect to Audits relating to Pre-Closing Tax Periods (other than Pre-Closing Straddle Periods) (a “Pre-Closing Audit”), Seller, at its own cost and expense, shall control all proceedings and may take all actions and make all decisions in connection therewith at Seller’s sole discretion; provided that no such action or decision may be taken or made if such action or decision would have any effect on any Tax or Tax Return relating to any Straddle Period or any Post-Closing Tax Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Seller shall keep Purchaser fully apprised of all aspects of any Pre-Closing Audit which shall not be unduly withheld or delayed. With respect to any Audits relating to Straddle Periods or Post Closing Tax Periods, Purchaser shall control all proceedings and may make all decisions taken in connection therewith at Purchaser’s sole discretion. Purchaser shall keep Seller fully apprised of all aspects of any Audit relating to a Straddle Period provided that no such action or decision may be taken or made if such action or decision would have any effect on any Tax or Tax Return relating to any Straddle Period or Pre-Closing Period without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.

(e) Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, the Company or Seller shall not, on or prior to the Closing Date or with respect to any Pre-Closing Tax Period Tax Return, make or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, if any such actions shall have an adverse effect on Company and/or Purchaser with respect to any Straddle Period or Post-Closing Tax Period.

(f) All Tax sharing agreements or similar agreements, if any, with respect to or involving the Company or any subsidiary of the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company and any subsidiary it may have shall not be bound thereby or have any liability thereunder.

ARTICLE VIII.

SURVIVAL AND INDEMNIFICATION

Section 8.1. Survival. Each of the representations, warranties and covenants given or made by Seller or Purchaser set forth in this Agreement shall survive the Closing; provided, however, that no claims for liabilities, losses, damages, assessments, costs and expenses (including, without limitation, reasonable attorney fees and expenses of one counsel), interests, penalties, impositions, fines and deficiencies (collectively, “Losses”) arising out of or related to the breach of any representation or warranty contained in this Agreement may be made against another party hereto unless notice of such Losses are given in accordance with Section 8.4 prior to the two year anniversary of the Effective Time, except that (i) any claim for Losses under Section 2.1(b), Section 2.2, Section 2.8, Section 2.10, Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 2.19, Section 2.20, Section 2.24, Section 2.25, the first sentence of Section 2.27 and Section 2.28 may be made until the fifth anniversary of the Effective Time and in any case shall be excluded from any indemnification limitations set forth in Section 8.2, (ii) any claim for Losses relating to the Deferred Revenue under Section 8.6 may be made until the termination or expiration of the contract to which such Deferred Revenue relates or until the expiration of the applicable statute of limitations, whichever is later, and in any case shall be excluded from any indemnification limitations set forth in Section 8.2, and (iii) any other claim for Losses for a breach of this Agreement not arising from a breach of a representation or warranty may be made until the expiration of the applicable statute of limitations following such breach and in any case shall be excluded from any indemnification limitations set forth in Section 8.2.

Section 8.2. Indemnification by Seller. Subject to Section 8.1 and notwithstanding the Closing, Seller indemnifies and fully defends, saves and holds Purchaser, its Affiliates, and their respective directors, officers, agents and employees, harmless in accordance with this Section 8.2 if Purchaser shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, one or more of the following:

(a) any untruth or inaccuracy in any representation or certification of Seller or the breach of any warranty of Seller contained in this Agreement or in any certificate, document or instrument delivered to Purchaser in connection with the Closing;

(b) any failure of Seller to duly perform or observe any term, provision, covenant, agreement or condition contained in this Agreement to be performed or observed by Seller;

(c) the Excluded Assets or assumed liabilities referred to in Section 1.4(a) and (b) and included in the Company Disclosure Letter under Schedule 1.4;

(d) any liability or obligation listed on Schedule 8.2(d) of the Company Disclosure Letter;

(e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or in enforcing this indemnity;

provided, however, that Purchaser shall have no right to any payment under Section 8.2(a) with respect to any representation or warranty of Seller for which notice of a claim with respect thereto must be given by Purchaser prior to the two year anniversary of the Effective Time, as set forth in Section 8.1 (i) unless and until the Losses in the aggregate for which Purchaser may seek indemnification hereunder with respect thereto exceed $150,000 and (ii) unless and until the aggregate amount of Losses for which Purchaser may seek indemnification hereunder with respect thereto exceed $1,000,000, and then only for the amount by which such Losses in the aggregate exceed $650,000 (including the $150,000 limitation set forth in clause (i) above); notwithstanding the foregoing, the aggregate amount of Losses for which Purchaser may be indemnified shall not exceed the Merger Consideration.

Notwithstanding the foregoing, if such Losses are curable by Seller within fifteen (15) days through the exercise of its reasonable best efforts after being given notice of such Losses in accordance with Section 8.4 (which shall serve to preserve Purchaser’s indemnification rights hereunder for such Losses and any subsequent related Losses incurred by Purchaser during the applicable cure period if given within the applicable time frame specified in Section 8.1), then for so long as Seller continues to exercise such reasonable best efforts during such fifteen (15) day period Purchaser may not seek indemnification under this Section 8.2 for such Losses unless such Losses and any subsequent related Losses are not fully cured within fifteen (15) days from written notice to Seller of such Losses (provided, that no cure period shall be required for Losses which by their nature cannot be cured). Purchaser shall have the right, but not the obligation, to participate at its own expense in the defense of any suits, actions, investigations or proceedings (each, a “Proceeding”) for which Seller is required to indemnify and defend Purchaser pursuant to this Section 8.2 by counsel of the Purchaser’s choice and shall in any event cooperate with and assist Seller to the extent reasonably possible. If Seller assumes the defense of any such Proceeding in accordance with Section 8.4: (i) no compromise or settlement of such claims may be effected without Purchaser’s consent, which shall not be unreasonably withheld, unless (x) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against Purchaser and (y) the sole relief provided is monetary damages that are paid in full by Seller; and (ii) Purchaser will have no liability with respect to any compromise or settlement of such claims effected without the Purchaser’s consent.

Section 8.3. Indemnification by Purchaser. Subject to Section 8.1 and notwithstanding the Closing, Purchaser indemnifies and fully defends, saves and holds Seller, and its directors, officers, agents and employees, harmless in accordance with this Section 8.3 if Seller shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, one or more of the following:

(a) any untruth or inaccuracy in any representation or certification of Purchaser or the breach of any warranty of Purchaser contained in this Agreement or in any certificate, document or instrument delivered to Seller in connection with the Closing;

(b) any failure of Purchaser to duly perform or observe any term, provision, covenant, agreement or condition contained in this Agreement to be performed or observed by Purchaser; or

(c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or in enforcing this indemnity.

provided, however, that Seller shall have no rights to any payment under Section 8.3 (i) unless and until the Losses in the aggregate for which Seller may seek indemnification hereunder exceed $150,000 and (ii) unless and until the aggregate amount of Losses in the aggregate for which Seller may seek indemnification hereunder exceed $1,000,000, and then only for the amount by which all such Losses in the aggregate exceed $650,000 (including the $150,000 limitation set forth in clause (i) above); notwithstanding the foregoing, the aggregate amount of Losses for which Seller may be indemnified shall not exceed the Merger Consideration.

Notwithstanding the foregoing, if such Losses are curable by Purchaser within fifteen (15) days through the exercise of its reasonable best efforts after being given notice of such Losses in accordance with Section 8.4 (which shall serve to preserve Seller’s indemnification rights hereunder for such Losses and any subsequent related Losses incurred by Seller during the applicable cure period if given within the applicable time frame specified in Section 8.1), then for so long as Purchaser continues to exercise such reasonable best efforts during such fifteen (15) day period Seller may not seek indemnification under this Section 8.3 for such Losses unless such Losses and any subsequent related Losses are not fully cured within fifteen (15) days from written notice to Purchaser of such Losses (provided, that no cure period shall be required for Losses which by their nature cannot be cured). Seller shall have the right, but not the obligation, to participate at its own expense in the defense of any Proceeding for which Purchaser is required to indemnify and defend Seller pursuant to this Section 8.3 by counsel of the Seller’s choice and shall in any event cooperate with and assist Purchaser to the extent reasonably possible. If Purchaser assumes the defense of any such Proceeding in accordance with Section 8.4: (i) no compromise or settlement of such claims may be effected without Seller’s consent, which shall not be unreasonably withheld, unless (x) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against Seller and (y) the sole relief provided is monetary damages that are paid in full by Purchaser; and (ii) Seller will have no liability with respect to any compromise or settlement of such claims effected without the Seller’s consent.

Section 8.4. Procedures for Indemnification. If either party asserts that it is entitled to indemnification under this Article VIII, or if any Proceeding is begun, made or instituted as a result of which either party may become entitled to indemnification hereunder, such party shall give prompt written notice to the other party from whom indemnification is claimed; provided, however, that no delay on the part of a party in notifying the other party shall relieve such other party from any obligation hereunder unless, and then solely to the extent that, the other party is materially prejudiced thereby. The indemnifying party shall defend, contest or otherwise protect the other party against any such Proceeding at its sole cost and expense. If the indemnifying party fails timely to defend, contest or otherwise protect against such Proceeding, the party seeking indemnification shall have the right to do so, and such party shall be entitled to recover the entire cost thereof, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding.

Section 8.5. Exclusive Remedy. The parties hereto hereby acknowledge and agree that the indemnification rights under this Article VIII constitute the exclusive remedy after the Closing for any party for a claim of a breach of or inaccuracy in any representation or warranty herein and any breach or nonfulfillment of any covenant or agreement herein, except for equitable relief.

Section 8.6. Deferred Revenue. Seller shall indemnify (on an after-tax basis) and fully defend, save and hold Purchaser harmless from and against any Losses attributable to Deferred Revenue as defined in Section 1.5. Purchaser shall give notice in accordance with Section 8.4 to Seller, indicating the nature of such Losses and the basis therefor; provided, however, that any delay or failure by Purchaser to give notice to Seller shall relieve Seller of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. Seller shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such Proceeding involving Losses for which Seller is required to indemnify Purchaser hereunder. Notwithstanding the foregoing, Purchaser shall have the right to participate in the defense of such Proceeding as set forth in Section 8.2(c) above. If Seller assumes the defense of any Proceeding hereunder, Purchaser shall have the same consent rights with respect to settlement as set forth in Section 8.2 hereunder.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Confidentiality. (a) Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by Seller, the Company, Purchaser and their respective officers, directors, employees and agents (the “Confidential Information”). Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or Seller, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 9.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

Section 9.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among Seller, the Company, Purchaser and Merger Sub.

Section 9.3. Waiver of Compliance; Consents. Any failure of Seller and the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or Seller on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

Section 9.4. Intentionally omitted.

Section 9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(1)	if to Seller, to:

Medallion Financial Corp.

437 Madison Avenue

New York, NY 10022

Attention: Michael C. Carroll

Fax: (212) 328-3614

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Christopher E. Manno, Esq.

Fax: 212-728-9288

and

(2)	if to Purchaser or Merger Sub, to:

Clear Channel Communications, Inc.

c/o Paul J. Meyer, President

and Chief Executive Officer

Clear Channel Outdoor, Inc.

2850 East Camelback Road, Suite 300

Phoenix, Arizona 85016

Fax: (602) 381-5740

with a copy to:

Clear Channel Outdoor, Inc.

2850 East Camelback Road, Suite 300

Phoenix, Arizona 85016

Attn: General Counsel

Fax: (602) 381-5740

Section 9.6. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto.

Section 9.7. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 9.8. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of New York without regard to its conflicts of laws provisions.

Section 9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.11. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the schedules, Exhibits attached hereto and the Disclosure Letters referred to herein, which Exhibits, schedules and Disclosure Letters are incorporated herein by reference, as well as the Non-Competition Agreements executed as of the date hereof by and between Purchaser and each of Seller, Andrew M. Murstein and Alvin Murstein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

Section 9.12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 9.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

Section 9.14. No Third Party Beneficiaries. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

Section 9.15. Disclosure Letters. The Company and Purchaser acknowledge that the Company Disclosure Letter and the Purchaser Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Purchaser, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one schedule of the Company Disclosure Letter or Purchaser Disclosure Letter shall not be deemed as proper disclosure for all the schedules thereof, as the case may be, and specific disclosure for each schedule of the Company Disclosure Letter is hereby required.

ARTICLE X.

DEFINITIONS

“Accounts Receivable” means any and all amounts owed in cash to the Company by reason of a sale of a good or provision of a service (including the providing of advertising) in the ordinary course of the Company’s conduct of the Taxi Top Business (net of any allowances and applicable reserves).

“Actual Deficiency” shall have the meaning set forth in Section 1.5(c).

“Actual Surplus” shall have the meaning set forth in Section 1.5(c).

“Adjusted Accounts Receivable” shall have the meaning set forth in Section 1.5(c).

“Advertising Contracts” shall mean all contracts for advertising services to be provided by the Company, including trade advertising contracts and contracts for the renting of space on advertising displays, whether written or oral, in effect as of the Closing Date to which the Company is a party or which have been assumed by or assigned to the Company.

“Affiliate” means, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other Person which is a director, officer or general partner or is, directly or indirectly, the beneficial owner of twenty percent (20%) or more of any class of equity securities, of the specified Person, (c) another Person of which the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of twenty percent (20%) or more of any class of equity securities, (d) another Person as to which the specified Person serves as trustee or in a similar capacity, or (e) any relative or spouse of the specified Person within the first degree of consanguinity, and to the extent they share a common household with the specified Person, any relative of such spouse or any spouse of any such relative.

“Affiliated Group” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which the Company or any subsidiary of the Company is or has been a member during any period preceding the Closing Date or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” means the Company’s interest in all the tangible and intangible assets owned, leased or licensed on the Closing Date by the Company including, but not limited to: (a) all Contracts; (b) all Real Property; (c) all of the Company’s right, title and interest in and to all Licenses; (d) all Taxi Media; (e) all Intellectual Property; (f) all Personal Property; (g) all files, books and other records including, without limitation, executed copies of the Contracts or, if no executed agreement exists, summaries of the Contracts, price lists, marketing information, sales records, customer lists and files; (h) software related to the computer programs owned by the Company and transferable under applicable license agreements; (i) all goodwill associated with the Company; (j) all Trade Deals; (k) all Choses in Action of the Company; (l) all prepaid expenses of the Company as of the Closing Date; and (m) all intangible assets of the Company as of the Closing Date.

“Audit” shall mean any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

“Certificate of Merger” shall have the meaning set forth in Section 1.1.

“Certificates” shall have the meaning set forth in Section 1.6.

“Choses in Action” means a right to receive or recover property, debt or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include, but not be limited to, rights to judgments, settlements and proceeds from judgments or settlements.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Working Capital” shall have the meaning set forth in Section 1.5(b).

“Closing Working Capital Statement” shall have the meaning set forth in Section 1.5(b).

“Code” shall have the meaning set forth in the Recitals.

“Commission” shall have the meaning set forth in Section 3.11.

“Company” shall have the meaning set forth in the Preamble.

“Company Disclosure Letter” shall have the meaning set forth in Article II.

“Company Employee” shall have the meaning set forth in Section 5.4(a).

“Company Financial Statements” shall have the meaning set forth in Section 2.6.

“Company Material Leases” shall have the meaning set forth in Section 2.11(a).

“Company Plan” shall have the meaning set forth in Section 2.12(b).

“Company Shares” shall have the meaning set forth in Section 1.3(a).

“Company Stock” shall have the meaning set forth in Section 1.3(a).

“Compensation Arrangements” shall have the meaning set forth in Section 5.4(c).

“Confidential Information” shall have the meaning set forth in Section 9.1(a).

“Consent” shall have the meaning set forth in Section 2.4.

“Contracts” means all agreements, written or oral (including any amendments and other modifications thereto) to which the Company is a party.

“Deferred Revenue” shall have the meaning set forth in Section 1.5(a).

“Designated Contracts” shall have the meaning set forth in Section 6.1.

“Earn-Out” shall have the meaning set forth in Section 6.2(a).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Enforceability Exceptions” shall have the meaning set forth in Section 2.3.

“Environmental Claims” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of the Company or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Company or any predecessor in interest.

“Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed of by the Company including any Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by the Company or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by the Company or a predecessor in interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any and all regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 2.14(f).

“Estimated Deficiency” shall have the meaning set forth in Section 1.5(a).

“Estimated Surplus” shall have the meaning set forth in Section 1.5(a).

“Estimated Working Capital” shall have the meaning set forth in Section 1.5(a).

“Estimated Working Capital Statement” shall have the meaning set forth in Section 1.5(a).

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Excluded Assets” shall have the meaning set forth in Section 1.4(a).

“GAAP” shall have the meaning set forth in Section 1.5(a).

“Governmental Authority” shall have the meaning set forth in Section 2.4.

“Hazardous Materials” shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosiveness, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“Independent Accounting Firm” shall have the meaning set forth in Section 1.5(b).

“Investment” means as applied to any Person (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person, and (ii) any capital contribution by such Person to any other Person.

“Intellectual Property” shall have the meaning set forth in Section 2.16 and include the names “Medallion Financial Group,” “Medallion Taxi Media,” in New Orleans “TaxiAds,” “Medallion Media” and all associated goodwill and all intellectual property listed on Section 2.16 of the Company Disclosure Letter hereto.

“Knowledge of Seller” or “to the Seller’s knowledge” shall have the meaning set forth in Section 2.9.

“Law” shall have the meaning set forth in Section 2.5.

“Leases” means all of the leases, licenses and any other rights which entitle the Company to use space anywhere on a taxi cab, including without limitation, the taxi top, taxi interior, taxi exterior, taxi trunk, and on any and all Taxi Media.

“Licenses” means all of the licenses, permits and other authorizations issued by any federal, state or local governmental authorities to Seller or the Company used in the operation of the Taxi Top Business including those listed in the Company Disclosure Letter.

“Liens” means any claims, mortgages, pledges, liens, security or other similar third party interests, conditional sales agreements, options, encumbrances or charges of any kind affecting real, personal or intangible property.

“Losses” shall have the meaning set forth in Section 8.1.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, reasonable prospects, conditions (financial or otherwise) or results of operations of a party, taken as a whole.

“Material Contracts” shall have the meaning set forth in Section 2.11(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.3(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Monthly Payments” shall have the meaning set forth in Section 6.1(c).

“Most Recent Financials” shall have the meaning set forth in Section 2.6.

“New York Code” shall have the meaning set forth in Section 1.1.

“Pension Plan” shall have the meaning set forth in Section 2.14(d).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Personal Property” means all of the Company’s interest in all Taxi Media, machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible personal property which are owned or leased by the Company or otherwise used or possessed by the Company as of the Closing Date.

“Plan” shall have the meaning set forth in Section 2.12(b).

“Post-Closing Amendments” shall have the meaning set forth in Section 6.1.

“Post-Closing Tax Period” shall have the meaning set forth in Section 7.1(a).

“Proceeding” shall have the meaning set forth in Section 8.2.

“Pre-Closing Audit” shall have the meaning set forth in Section 7.1(d).

“Pre-Closing Straddle Period” shall have the meaning set forth in Section 7.1(a).

“Pre-Closing Straddle Tax Liability” shall have the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 7.1(a).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Disclosure Letter” shall have the meaning set forth in the preamble to Article III.

“Purchaser Preferred Shares” shall have the meaning set forth in Section 3.2.

“Purchaser Securities Filings” shall have the meaning set forth in Section 3.5.

“Purchaser Stock” shall have the meaning set forth in Section 1.3(a).

“Real Property” means all of the Company’s owned or occupied real property, leasehold interests, easements, real estate licenses, rights to access and rights-of-way, all of which are identified in the Company Disclosure Letter.

“Registration Statement” shall have the meaning set forth in Section 3.11.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

“Securities” shall have the meaning set forth in Section 2.7(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Straddle Period” shall have the meaning set forth in Section 7.1(a).

A “Subsidiary” of any specified Person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified Person.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Surviving Corporation Common Stock” shall have the meaning set forth in Section 1.3(d).

“Target Employees” shall have the meaning set forth in Section 5.4(a).

“Tax Authority” shall mean the Internal Revenue Services (“IRS”) and any other domestic or foreign authority responsible for the administration and/or collection of any Taxes.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Tax” or “Taxes” means all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Taxi Media” means the Company’s interest in all advertising media including but not limited to taxi top display structures, taxi trunk display structures, other taxi exterior displays, taxi interior displays, moving billboards, video point of purchase devices, if any, and any and all hardware, components, machinery, devices and equipment related thereto (such as supporting structures, brackets, lighting equipment and other fixtures attached thereto), whether or not in the process of construction or assembly or in storage, reflected as being owned, leased, used or operated on the Company’s books and records as of the Closing Date.

Exhibit 2.1

“Taxi Top Business” means the advertising business of providing advertising on taxi tops, taxi trunks, taxi interiors, moving billboards, illuminated ceiling mounted advertising displays and through other taxi-related advertising media.

“Trade Deals” means the exchanges by the Company of advertising for goods or services as more particularly set forth in the Company Disclosure Letter.

“Transition Services Period” shall have the meaning set forth in Section 5.4(a).

“Treasury Regulations” shall have the meaning set forth in the Recitals.

“Working Capital” shall have the meaning set forth in Section 1.5(a).

“Working Capital Report” shall have the meaning set forth in Section 1.5(b).

[Signatures appear on following page.]

Exhibit 2.1

IN WITNESS WHEREOF, Purchaser, Seller, Merger Sub and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Randall T. Mays
Name: Randall T. Mays Title: Executive Vice President and Chief Financial Officer

CHECKER ACQUISITION CORP.

By:	/s/ Randall T. Mays
Name: Randall T. Mays Title: Vice President

MEDALLION FINANCIAL CORP.

By:	/s/ Andrew M. Murstein
Name: Andrew M. Murstein Title: President

MEDALLION TAXI MEDIA, INC.

By:	/s/ Andrew M. Murstein
Name: Andrew M. Murstein Title: Chief Executive Officer